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                                                             Exhibit Number 99.1

                Contact: Stephen F. Carman EVP/CFO (609) 631-6222
                     Patrick M. Ryan Pres/CEO (609) 631-6177


   Yardville National Bancorp Announces Completion of Private Equity Offering


     HAMILTON, N.J.--August 23, 2001--Yardville National Bancorp (NNM: YANB) announced that it completed a private equity offering on August 22nd. The Company issued and sold 808,192 shares of Common Stock to a limited number of investors for an aggregate purchase price of $10,506,496. The offering was priced at the close of business on August 15th. The Company has agreed to file a registration statement with the U.S. Securities and Exchange Commission covering the offer and sale of the shares by the investors.
     Yardville National Bancorp intends to use the net proceeds primarily to support future growth, including strategic geographic expansion. "We believe that geographic expansion is an important factor for our future growth," stated Patrick M. Ryan, President and CEO. "We intend to expand in our primary marketplace of Mercer County, while developing secondary markets such as rapidly growing Hunterdon County." In 2001, YNB has opened branches in Lawrence Township (Mercer County) and the Company's first branch in Bordentown (Burlington County). YNB also has applications pending for branches in Hunterdon County - one of which will be located in our regional banking center, which is scheduled to open early in 2002. The net proceeds from this offering will also be used to support growth in the loan portfolio, possible future acquisitions and for general corporate purposes.
     Yardville National Bancorp, a financial holding company headquartered in Hamilton Township, N.J. with $1.8 billion in assets, provides retail and commercial banking services through its wholly-owned subsidiary, The Yardville National Bank.
     Certain of these statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including the uncertainties inherent in the process of auditing and making end-of-year adjustments to a corporation's financial statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.